Exhibit (j)

                      FORM OF CUSTODIAN SERVICES AGREEMENT

     THIS AGREEMENT is made as of May 31, 2001 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and ALYESKA FUND, L.L.C. a Delaware limited liability company (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Definitions. As Used in This Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Company and any other person duly authorized by the Company's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Company and listed on the Authorized Persons Appendix attached hereto and made a part

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          hereof or any amendment thereto as may be received by PFPC Trust. An
          Authorized Person's scope of authority may be limited by the Company by setting forth such limitation in the Authorized Persons Appendix.

     (d) "Board of Managers" and "Members" shall have the same meanings as set forth in the Company's Limited Liability Company Agreement.

     (e) "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any Book-Entry system maintained by an exchange registered with the SEC under the 1934 Act.

     (f)  "CEA" means the Commodities Exchange Act, as amended.

     (g) "Foreign Custody Manager" means PFPC Trust or other entity appointed by the Company's Board of Managers to select and monitor the Company's foreign sub-custodians and securities depositories.

     (h)  "Interests" mean membership interests in the Company.

     (i) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.

     (j) "PFPC Trust" means PFPC Trust Company, or a subsidiary or affiliate of PFPC Trust Company.

     (k)  "SEC" means the Securities and Exchange Commission.

     (l) "Securities" means Securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future

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          delivery of any security, debt obligation or currency, or commodity, all manner of derivative instruments and any contracts based on any index or group of Securities, debt obligations or currencies, or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.

     (m) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (n)  "Property" means:

          (i) any and all Securities and other investment items which the Company may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Company;

         (ii) all income in respect of any of such Securities or other investment items;

        (iii) all proceeds of the sale of any of such Securities or investment items; and

         (iv) all proceeds of the sale of securities issued by the Company, which are received by PFPC Trust from time to time, from or on behalf of the Company.

     (o) "Written Instructions" mean written instructions signed by two Authorized Persons, unless specified otherwise herein, and received by PFPC Trust. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Company hereby appoints PFPC Trust to provide custodian services to the Company, in accordance with the terms set forth in this Agreement. PFPC Trust accepts such appointment and agrees to furnish such services.

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3.   Delivery of Documents. The Company has provided or, where applicable, will provide PFPC Trust with the following:

     (a) certified or authenticated copies of the resolutions of the Company's Board of Managers, approving the appointment of PFPC Trust or its affiliates to provide services and approving this Agreement;

     (b)  a copy of the Company's current Form N-2 registration statement;

     (c)  a copy of the Limited Liability Company Agreement;

     (d) a copy of the Company's investment advisory agreement pursuant to which CIBC Oppenheimer Advisers, L.L.C., as Investment Adviser, provides investment advice to the Company;

     (e)  a copy of the placement agent agreement with respect to the Company;

     (f)  a copy of any administration agreements;

     (g)  copies of any investor servicing agreement; and

     (h) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.   Compliance with Laws.

     PFPC Trust undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Company.

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5.   Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions and Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

     (b) PFPC Trust shall be entitled to rely upon any Oral and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Company or of any vote, resolution or proceeding of the Company's Board of Managers or the Company's members, unless and until PFPC Trust receives Written Instructions to the contrary.

     (c) The Company agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions given on behalf of the Company (except where such Oral Instructions are given by PFPC Trust or its affiliates) and shall endeavor to ensure that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have

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          been received from an Authorized Person, PFPC Trust shall incur no liability to the Company in acting upon such Oral Instructions or Written Instructions provided that PFPC Trust's actions comply with the other provisions of this Agreement.

6.   Right to Receive Advice.

     (a) Advice of the Company. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

     (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice at its own cost from such counsel of its own choosing.

     (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC Trust receives from the Company, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel. PFPC Trust shall promptly inform the Company of such conflict and PFPC Trust shall refrain from acting in the event of a conflict unless counsel advises PFPC Trust that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC Trust relies on the advice of counsel, PFPC Trust remains liable for any action or omission on the part of PFPC Trust which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.


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     (d)  Protection of PFPC Trust. PFPC Trust shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company or (to the extent permitted under clause (c) above) from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust when an action or omission on the part of PFPC Trust constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

7. Records; Visits. The books and records pertaining to the Company, which are in the possession or under the control of PFPC Trust shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and its duly authorized officers, employees and agents and the staff of the Securities and Exchange Commission shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be

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     provided by PFPC Trust to the Company or to an Authorized Person, at the
     Company's expense. No records will be destroyed without the Company's written consent.

8. Confidentiality. PFPC Trust agrees to keep confidential all records of the Company and information relating to the Company and its Members, unless the release of such records or information is otherwise consented to, in writing, by the Company. The Company agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC Trust may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9. Cooperation with Accountants. PFPC Trust shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such auditors and accountants for the expression of their opinion, as required by the Company.

10. Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC

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     Trust's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Company will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Company and PFPC Trust.

12. Indemnification. The Company, agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign Securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which PFPC Trust takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral Instructions or Written Instructions; provided, however, neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC Trust's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

13.  Responsibility of PFPC Trust.

     (a) PFPC Trust shall be under no duty to take any action on behalf of the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC Trust in writing. PFPC Trust shall be obligated to exercise care and

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          diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC Trust shall be liable for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be liable for losses beyond its control, provided that PFPC Trust has acted in accordance with the standard of care set forth above; and (ii) PFPC Trust shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC Trust reasonably believes to be genuine; or (B) subject to section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC Trust's control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company

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          may incur or suffer by or as a consequence of PFPC Trust's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

     (d) Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to PFPC Trust for any consequential, special or indirect losses or damages which PFPC Trust may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such losses or damages was known by the Company.

14.  Description of Services.

     (a) Delivery of the Property. The Company will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Company, including cash received as a result of the purchase of Interests, during the period that is set forth in this Agreement. PFPC Trust will not be responsible for such property until actual receipt.

     (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts (each an "Account") in the Company's name using all cash received from or for the account of the Company, subject to the terms of this Agreement. PFPC Trust shall make cash payments from or for the Accounts only for:

          (i) purchases of Securities in the name of the Company, PFPC Trust or PFPC Trust's nominee as provided in sub-section (j) and for which PFPC Trust has received a copy of (A) the subscription document, or (B) the broker's or dealer's confirmation, or (C) payee's invoice, as appropriate;

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               (ii) the repurchase of Interests of the Company;

              (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Company;

               (iv) payment to, subject to receipt of Written Instructions, the
                    Company's administrator, as agent for the Members, of an amount equal to the amount of any distributions stated in the Written Instructions to be distributed in cash by the administrator to Members, or, in lieu of paying the Company's administrator, PFPC Trust may arrange for the direct payment of cash dividends and distributions to Members in accordance with procedures mutually agreed upon from time to time by and among the Company, PFPC Trust and the Company's administrator.

                (v) payments, upon receipt of Written Instructions signed by one
                    Authorized Person, in connection with the conversion, exchange or surrender of Securities owned or subscribed to by the Company and held pursuant to this Agreement or delivered to PFPC Trust;

               (vi) payments of, subject to receipt of Written Instructions signed by one Authorized Person, the amounts of dividends received with respect to Securities sold short;

              (vii) payments made to a subcustodian pursuant to provisions in subsection (c) of this Section; and

             (viii) payments, upon Written Instructions, made for other proper
                    Company purposes.

     PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Company.

          (c)  Receipt of Securities; Subcustodians.

               (i) PFPC Trust shall hold all Securities received by it for the Company in a separate account that physically segregates such Securities from those of any other persons, firms or corporations, except for Securities held in a Book-Entry System. All such Securities shall be held or disposed of only upon Written Instructions of the Company pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the

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                    transaction. In no case may any member of the Company's
                    Board of Managers, or any officer, employee or agent of the Company withdraw any Securities.

                    At PFPC Trust's own expense and for its own convenience, PFPC Trust as Foreign Custody Manager may enter into sub-custodian agreements with other United States banks or trust companies, which are banks as defined by the 1940 Act, to perform duties described in this sub-section (c). Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations, including but not limited to, if applicable, standards relating to the custody of foreign Securities. Any such arrangement will not be entered into without prior written notice to the Company.

               PFPC Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Company harmless from its own acts or omissions, under the standards of care provided for herein and from the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c).

          (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of a Book-Entry System, shall:

               (i) deliver any Securities held for the Company against the receipt of payment for the sale of such Securities;

               (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Company as owner of any Securities may be exercised;


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              (iii) deliver any Securities to the issuer thereof, or its agent, when such Securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

               (iv) deliver any Securities held for the Company against receipt of other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

               (v) deliver any Securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

               (vi) make such transfer or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

              (vii) release Securities belonging to the Company to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Company; provided, however, that Securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further Securities may be released for that purpose; and repay such loan upon redelivery to it of the Securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

             (viii) release and deliver Securities owned by the Company in connection with any repurchase agreement entered into on behalf of the Company, but only on receipt of payment therefor; and pay out moneys of the Company in connection with such repurchase agreements, but only upon the delivery of the Securities;

               (ix) release and deliver or exchange Securities owned by the
                    Company in connection with any conversion of such Securities, pursuant to their terms, into other Securities;

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                 (x) release and deliver Securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

                (xi) release and deliver Securities owned by the Company for the purpose of redeeming in kind Interests of the Company upon delivery thereof to PFPC Trust; and

               (xii) release and deliver or exchange Securities owned by the
                     Company for other proper Company purposes.

          (e) Use of Book-Entry System. PFPC Trust is authorized and instructed on a continuous basis, to deposit in Book-Entry Systems all Securities belonging to the Company eligible for deposit therein and to utilize Book-Entry Systems to the extent possible in connection with settlements of purchases and sales of Securities by the Company, and deliveries and returns of Securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

     PFPC Trust shall administer the Book-Entry System as follows:

          (i) With respect to Securities of the Company which are maintained in the Book-Entry System, the records of PFPC Trust shall identify by Book-Entry or otherwise those Securities belonging to the Company.

          (ii) Assets of the Company deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

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               PFPC Trust will provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

     (f) Registration of Securities. All Securities held for the Company which are issued or issuable only in bearer form, except such Securities held in the Book-Entry System, shall be held by PFPC Trust in bearer form; all other Securities held for a Portfolio may be registered in the name of the Company, PFPC Trust, a Book-Entry System, a sub-custodian, or any duly appointed nominees of the Company, PFPC Trust, Book-Entry System or sub-custodian. The Company reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the Securities of the Company. The Company agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of a Book-Entry System, any Securities which it may hold for the Company and which may from time to time be registered in the name of the Company.

     (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the Securities held pursuant to this Agreement by or for the account of the Company, except in accordance with Written Instructions. PFPC Trust, directly or through the use of a Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian to the registered holder of

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          such Securities. If the registered holder is not the Company, then
          Written Instructions or Oral Instructions must designate the person who owns such Securities.

     (h) Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

          (i)  Collection of Income and Other Payments.

               (A) collect and receive for the account of the Company, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Company of such receipt and credit such income, as collected, to the Company's custodian account;

               (B) endorse and deposit for collection, in the name of the Company, checks, drafts, or other orders for the payment of money;

               (C) receive and hold for the account of the Company all Securities received as a distribution on the Company's Securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar Securities issued with respect to any Securities belonging to the Company and held by PFPC Trust hereunder;

               (D) present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such Securities become payable; and

               (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

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          (ii) Miscellaneous Transactions.

               (A) deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                    (1) for examination by a broker or dealer selling for the account of the Company in accordance with street delivery custom;

                    (2) for the exchange of interim receipts or temporary Securities for definitive Securities; and

                    (3) for transfer of Securities into the name of the Company or PFPC Trust or nominee of either, or for exchange of Securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new Securities are to be delivered to PFPC Trust.

               (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                    (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Company;

                    (2) collect interest and cash dividends received, with notice to the Company, for the account of the Company;

                    (3) hold for the account of the Company all stock dividends, rights and similar Securities issued with respect to any Securities held by PFPC Trust; and

                    (4) execute as agent on behalf of the Company all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Company's name, on such certificate as the owner of the Securities covered thereby, to the extent it may lawfully do so.

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     (i)  Segregated Accounts.

          PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Company. Such accounts may be used to transfer cash and Securities, including Securities in a Book-Entry
          System:

               (A) for the purposes of compliance by the Company with the procedures required by a securities, futures or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

               (B)  upon receipt of Written Instructions, for other purposes.

     (j) Purchases of Securities. PFPC Trust shall settle purchased Securities upon receipt of Oral Instructions or Written Instructions that specify:

           (i) the name of the issuer and the title of the Securities, including CUSIP number if applicable;

          (ii) the number of Interests or the principal amount purchased and accrued interest, if any;

         (iii) the date of purchase and settlement;

          (iv) the purchase price per unit;

           (v) the total amount payable upon such purchase; and

          (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of Securities purchased by or for the Company pay out of the moneys held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

     (k) Sales of Securities. PFPC Trust shall settle sold Securities upon receipt of Oral Instructions or Written Instructions that specify:

          (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

          (ii) the number of Interests or principal amount sold, and accrued interest, if any;

         (iii) the date of trade and settlement;

          (iv) the sale price per unit;

           (v) the total amount payable to the Company upon such sale;

          (vi) the name of the broker through whom or the person to whom the sale was made; and

         (vii) the location to which the security must be delivered and delivery deadline, if any.

     PFPC Trust shall deliver the Securities upon receipt of the total amount payable to the Company upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions hereof, PFPC Trust may accept payment in such form which is consistent with industry practice and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

     (l)  Reports; Proxy Materials.

          (i)  PFPC Trust shall furnish to the Company the following reports:

               (A) such periodic and special reports as the Company may reasonably request;

               (B) a monthly statement summarizing all transactions and entries for the account of the Company, listing each portfolio security belonging to the Company with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of the Company including disbursements;

               (C) the reports required to be furnished to the Company pursuant to Rule 17f-4 of the 1940 Act; and

               (D) such other information as may be agreed upon from time to time between the Company and PFPC Trust.

          (ii) PFPC Trust shall transmit promptly to the Company any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Company as to such actions or events.

     (m) Crediting of Accounts. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Company. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. The Company hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including reasonable charges related thereto).

     (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Company. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Company in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Company. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Company as soon as reasonably practicable whenever income due on Securities is not collected in due course and shall provide the Company with periodic status reports of such income collected after a reasonable time.

15. Duration and Termination. This Agreement shall continue until terminated by either party upon ninety (90) days' prior written notice to the other party by certified mail with confirmed receipt. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the Members of the Company to dissolve or to function without a custodian of its cash, Securities or other property), PFPC Trust shall not deliver cash, Securities or other property of the Portfolios to the Company. It may deliver them to a bank or trust company of

     PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Company to be held under terms similar to those of this Agreement.

16. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, Third Floor, Philadelphia, Pennsylvania 19153, attention: Sam Sparhawk (b) if to the Company, at c/o CIBC World Markets Corp., One World Financial Center, 200 Liberty Street, 31st Floor, New York, NY 10281, Attn: Howard M. Singer or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned; provided, however, that PFPC Trust may assign its rights and delegate its duties hereunder at no additional cost to the Company to any affiliate of or any majority-owned direct or indirect subsidiary of PFPC Inc. or of The PNC Financial Services Group, Inc., provided that (i) PFPC Trust gives the Company sixty (60) days' prior written notice of such assignment or delegation; (ii) the assignee or delegate agrees to comply with the relevant provisions of the Securities Laws; and (iii) PFPC Trust and such assignee or delegate promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the assignment or delegation, (including, without limitation) the capabilities of the assignee or delegate. Except as stated above, this Agreement may not be assigned or delegated by any party without the written consent of each party.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.  Miscellaneous.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

     (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                      PFPC TRUST COMPANY

                                      By:
                                         --------------------------------
                                      Title:
                                            -----------------------------


                                      ALYESKA FUND, L.L.C.

                                      By: /s/ HOWARD M. SINGER
                                         ---------------------------------


                                      Title: Principal Manager
                                            ------------------------------

                           AUTHORIZED PERSONS APPENDIX

NAME (Type)                                            SIGNATURE

__________________________________


__________________________________


__________________________________


__________________________________


__________________________________


__________________________________


__________________________________

Exhibit (k)(1)


                        ADMINISTRATIVE SERVICES AGREEMENT

     THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of this 31st day of May, 2001, by and between CIBC World Markets Corp. ("CIBC WM") and Alyeska Fund, L.L.C. (the "Fund").

     WHEREAS, CIBC WM is in the business of providing administrative services to investment partnerships and limited liability companies; and

     WHEREAS, the Fund wishes to retain CIBC WM to provide certain administrative services;

     NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

     1. Appointment of CIBC WM.

          (a) The Fund hereby retains CIBC WM to provide and CIBC WM hereby agrees to provide certain administrative services to the Fund. These services shall include:

          (i) the provision of office space, telephone and utilities;

          (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

          (iii) the general supervision of the entities that are retained by the Fund to provide administrative services and custody services to the Fund;

          (iv) the handling of investor inquiries regarding the Fund and providing investors with information concerning their investment in the Fund and capital account balances;

          (v) monitoring relations and communications between investors and the Fund;

          (vi) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;

          (vii) maintaining and updating investor information, such as change of address and employment;

          (viii) assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and investor funds;

          (ix) assisting in the preparation of regulatory filings with the Securities and Exchange Commission, state securities regulators and other Federal and state regulatory authorities;

          (x) preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

          (xi) monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board of Managers of the Fund (the "Board");

          (xii) reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's accounting agent and independent auditors;

          (xiii) assisting in preparation and filing of tax returns;

          (xiv) coordinating and organizing meetings of the Board and meetings of the members of the Fund, in each case when called by such persons;

          (xv) preparing materials and reports for use in connection with meetings of the Board;

          (xvi) maintaining and preserving those books and records of the Fund not maintained by CIBC Oppenheimer Advisers, L.L.C., the Fund's investment adviser (the "Adviser") or the Fund's accounting agent or custodian;

          (xvii) reviewing and arranging for payment of the expenses of the Fund;

          (xviii) assisting the Fund in conducting offers to members of the Fund to repurchase member interests; and

          (xix) reviewing and approving all regulatory filings of the Fund required under applicable law.

     (b) Notwithstanding the appointment of CIBC WM to provide administrative services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.

     2. CIBC WM Fee; Expenses.

     (a) In consideration for the provision by CIBC WM of its services hereunder, the Fund will pay CIBC WM a monthly management fee of 0.08333% (1% on annualized basis) of the Fund's "net assets" (the "CIBC WM Fee"). "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Fund calculated before giving effect to any repurchases of interests.

     (b) The CIBC WM Fee will be computed based on the net assets of the Fund as of the start of business on the first business day of each month, after adjustment for any subscriptions effective on such date, and will be due and payable in arrears within five business days after the end of such month. In the event that the CIBC WM Fee is payable in respect of a partial month, such fee will be appropriately pro-rated.

     (c) CIBC WM is responsible for all costs and expenses associated with the provision of its services hereunder. The Fund shall pay all other expenses associated with the conduct of its business.

     3. Liability. CIBC WM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Managers serving on the Board ("Managers") or the Fund's members in connection with the performance of its duties under this Agreement, except a loss (as to which it will be liable and will indemnify and hold harmless the Fund) resulting from willful misfeasance, bad faith or gross negligence on CIBC WM's part (or on the part of an officer or employee of CIBC WM) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

     4. Effective Date and Termination. This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year after its initial term provided that such continuance is approved annually by the Board, including the vote of a majority of the Managers who are not "interested persons" of the Fund, as defined by the Investment Company Act of 1940 and the rules thereunder (the "1940 Act"). This Agreement may be terminated by CIBC WM, by the Board or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act.

     5. Entire Agreement. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived except by written agreement of the parties.

     6. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     CIBC WORLD MARKETS CORP.


                                     By: /s/ HOWARD M. SINGER
                                         ------------------------------
                                          Name:  Howard M. Singer
                                          Title: Managing Director



                                     ALYESKA FUND, L.L.C.


                                     By: /s/ HOWARD M. SINGER
                                         ------------------------------
                                          Name:  Howard M. Singer
                                          Title: Principal Manager